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CEO Term Sheet for Daryl Otte

•	Base Salary: $425,000 annualized rate, with potential annual increases at the discretion of the Compensation Committee

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Target Bonus: $320,000/year, contingent on achieving performance goals established by TSCM’s Compensation Committee (with input from Daryl) for each performance year, with potential annual increases to the targeted amount at the discretion of the Compensation Committee.

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Long-Term Incentive Opportunity:  One-time grant of 650,000 restricted stock units (RSUs) (payable in full-value TSCM shares in accordance with the terms of the annual vesting schedule described below, unless the payment date is accelerated or the RSUs are forfeited, as provided below). Daryl will have the option to elect to have his tax withholding obligation in connection with the RSUs satisfied through the withholding of shares underlying the RSU award.

o	Grant of RSUs: Granted as soon as practicable after assumption of full CEO role

o	Vesting of RSUs:

▪	Annual Vesting: Unless vesting is accelerated pursuant to an event described herein, or the RSUs are forfeited prior to vesting, RSUs shall vest according to the following schedule:

•	65,000 RSUs shall vest on the 1st anniversary of the RSU grant date;

•	An additional 65,000 RSUs shall vest on the 2nd anniversary of the RSU grant date;

•	An additional 65,000 RSUs shall vest on the 3rd anniversary of the RSU grant date;

•	An additional 65,000 RSUs shall vest on the 4th anniversary of the RSU grant date;

•	The remaining 390,000 RSUs shall vest on the 5th anniversary of the RSU grant date.

Shares of TSCM stock underlying RSUs that vest according to the above schedule shall be distributed to Daryl free and clear of all vesting restrictions (net of shares withheld to pay taxes, if so elected by Daryl) within 30 days following the applicable vesting date of such RSUs.

▪	Accelerated Vesting: Unvested RSUs that have not been forfeited shall have their vesting accelerated upon the occurrence of any one of the following events:

•	A change-in-control (CIC) event (for purposes of this Term Sheet, having the same definition as provided in the 2007 Performance Incentive Plan); or

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An involuntary termination of Daryl’s employment as CEO without Cause (“Cause” generally defined as egregious acts such as fraud, commission of a felony, etc., determined in the good faith judgment of TSCM’s Compensation Committee); or

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A voluntary termination by Daryl for Good Reason (with “Good Reason” having the definition ascribed to such term under the “Good Reason” safe harbor provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 409A”), all as determined in good faith by TSCM’s Compensation Committee).

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Death or Disability: In the event of Daryl’s death or disability (generally defined as a physical or mental condition incapacitating Daryl from the ability to effectively execute his role as CEO, as determined in good faith by TSCM’s Compensation Committee) before the occurrence of any one of the “Full Vesting” events described above, Daryl shall vest in a prorated number of the RSUs, with the proration determined as a function of the length of time served by Daryl as CEO prior to death or disability in relation to the two-year period following grant of the RSUs (e.g., a disability at the 1st anniversary of the RSU grant date would result in vesting and accelerated delivery of 50% of the RSU award, net of any RSUs that have already vested prior to death or disability). As an example, and for the avoidance of doubt, if a death or disability happens immediately after the 1st anniversary of the RSU grant date, the net number of RSUs that would vest under this provision would equal [(650,000/2) – 65,000 (the RSUs that vested according to their normal annual schedule)] = 260,000).

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Payment Acceleration Events: Unless sooner forfeited due to a “Forfeiture Event” described below, and other than the distribution of shares underlying RSUs that have vested according to their regular vesting schedule (i.e., the 10%, 10%, 10%, 10%, 60% schedule described above in this Term Sheet), all outstanding and previously undistributed RSUs shall be paid to Daryl on an accelerated basis following any of the employment termination events described below, with delivery of the RSU value occurring at the times described below:

▪	Consummation of a CIC, with delivery of RSU value occurring within 30 days after the effective date of the CIC; or

▪	An involuntary termination of Daryl’s employment without Cause, in which case, delivery of RSU value will occur within 30 days after the effective date of termination; or

▪	A voluntary termination by Daryl for Good Reason in which case, delivery of RSU value will occur within 30 days after the effective date of termination; or

▪	Disability (as defined in Section 409A), in which case, delivery of RSU value will occur within 30 days after the effective date of Disability; or

▪	Death, in which case, delivery of RSU value will occur within 30 days after death.

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Forfeiture Events: All RSUs that have not been paid to Daryl by delivery of the underlying shares (except in the case of voluntary termination without Good Reason, in which case the prior clause shall be deemed to refer to RSUs that have not vested) prior to the 5th anniversary of the date of grant of the RSUs shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery (vesting, in the case of voluntary termination without Good Reason) of the TSCM shares underlying the RSU awards:

▪	TSCM involuntarily terminates Daryl’s employment as CEO or his status as a Director for “Cause”; or

▪	Daryl voluntarily terminates his employment as CEO without Good Reason prior to the fifth anniversary of his assumption of the full CEO role; or

▪	Daryl engages in competitive activity (to be defined in the RSU award agreement) with TSCM within two years after his service as CEO and Board membership terminates; or

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Daryl breaches the provisions to be included within the RSU award agreement pertaining to non-solicitation of employees and clients of TSCM (within the two-year period following employment termination), confidentiality of information, or disparagement of TSCM.

In addition, TSCM reserves the right to claw back RSU value delivered if within two years after delivery of the RSU value Daryl engages in competitive activities that violate the terms of the non-compete/non-solicit covenants to be included in the RSU award agreement, or if he violates the non-disparagement or confidentiality provisions of the RSU award agreement.

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General Severance: In the event that, prior to the effective date of a CIC, Daryl’s employment is involuntarily terminated by TSCM without Cause, then subject to the caveat prohibiting payment of both general severance and CIC severance (as described below), TSCM shall pay Daryl a general severance amount determined according to the following formula:

o	Four weeks of base pay (at the rate in effect immediately prior to termination) for each full year of service completed as full-time TSCM CEO; plus

o	1.33 weeks of base pay (at the rate in effect immediately prior to termination) for each full year of service as a Board member of TSCM.

Subject to the CIC caveat prohibiting payment of both general severance and CIC severance (as described below), TSCM shall pay Daryl the general severance within 30 days following the effective date of termination. In the event that Daryl qualifies to receive CIC severance, and if prior to the payment of CIC severance TSCM has already paid Daryl general severance amounts, the full value of such general severance amounts paid shall be offset against any CIC severance payable to Daryl.

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Change-in-Control Severance: Subject to the caveat prohibiting payment of both general severance and CIC severance (as described above), if a CIC occurs within two-years after assuming full CEO role, Daryl would be paid 2x (base pay + target bonus) = $1,490,000 (at 2009 pay rates).

o	The payment will be designed so as to minimize the possibility of parachute excise taxes.

o	In the event parachute excise taxes apply, TSCM will provide gross-up protection to neutralize the impact of the excise taxes to Daryl.

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For all purposes of this Term Sheet, Daryl shall receive the described benefits associated with a CIC (i.e., CIC severance and RSU vesting) if Daryl is employed as CEO at the time events or efforts are initiated that directly lead to consummation of a CIC, provided that such a CIC will only so qualify for this provision if the consummation of the CIC occurs within six months of Daryl’s last day of employment.

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Payment shall be made within 30 days after the effective date of the CIC, unless a delay is necessary to avoid imposition of additional taxes under Section 409A (in which case, the delay shall be for the minimum time frame necessary to avoid additional 409A taxes).

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Perks and Health and Welfare Benefits:  Daryl will be eligible to receive perquisites and general health and welfare benefit coverage at a level at least equal to those provided to any other full-time executive of TSCM.

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Internal Revenue Code Section 409A Saving Clause: TSCM will make all reasonable efforts to deliver the value in connection with RSUs and CIC severance in a manner that avoids imposition of additional taxes under Internal Revenue Code Section 409A.

Signed, this 15th day of May, 2009

/s/ William Gruver	/s/ Daryl Otte
William Gruver, Compensation Committee Chair	Daryl Otte
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